Exhibit (99.1)

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All per share information discussed below is on a diluted basis.)

OVERVIEW

General Business Overview

Owens Corning is a global producer of a variety of products to serve consumers and industrial customers with building materials and composite systems. Our purpose is to deliver solutions, transform markets and enhance lives. Our people have been focused on safety and the elimination of all injuries. We are also focused on delivering value by improving operational efficiencies, effectively deploying capital to meet market demands, growing end use markets through application development and executing on our pricing strategies.

The company’s business operations fall within two general product categories, building materials and Composite. The building materials product category consists of three reportable business segments – Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services. The composites product category is a single reportable segment – Composite Solutions. The Insulating Systems segment operates primarily in the United States and Canada, with a growing presence in Asia Pacific and Mexico. The Roofing and Asphalt segment operates primarily in the United States. The Other Building Materials and Services segment operates primarily in the United States. The building materials product category segments serve customers in the new residential and commercial construction markets along with the home improvement and remodeling markets. Our Composite Solutions segment has operations around the world, including several licensees and affiliates, serving customers in multiple markets, such as building construction, transportation, consumer, industrial, and infrastructure.

On October 5, 2000, Owens Corning and 17 of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in order to address the growing demands on our cash flow resulting from our multi-billion dollar asbestos liability. An overview of our bankruptcy proceedings appears below, and a more detailed review appears in Note 1 to the Consolidated Financial Statements.

Chapter 11 Overview

Since the Company’s filing for Chapter 11 protection on October 5, 2000, we have worked diligently and consistently to formulate a plan of reorganization that would serve to resolve our Company’s historic asbestos liability in a manner that treats all of our creditors fairly and equitably. Our objective has been to work with all of our creditor groups in an attempt to reach a consensus as to the terms of such a plan of reorganization so that it could be fully supported (“Consensual Plan”) as we move towards emerging from Chapter 11. On December 31, 2005, we filed a Fifth Amended Plan of Reorganization (the “Plan”) and an accompanying Disclosure Statement. While we did not receive a full consensus, we did achieve the support of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, who agreed to act as co-proponents of the Plan. We also received the written support of the steering committee of holders of obligations under the Pre-Petition Credit Facility. We have not yet received the support of the holders of our bond and trade debt, but we continue to discuss the framework for a Consensual Plan with their representatives.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

On January 30, 2006, the USBC scheduled a hearing on our Disclosure Statement for April 4, and a hearing on the confirmation of our Plan for July 10, 17 and 18. The USBC also extended our exclusive right to file a plan of reorganization through July 31. We are committed to confirming a plan of reorganization on that schedule, even if our plan does not enjoy the support of all of our creditor groups and we are required to seek its confirmation over the objections of certain creditors. However, we continue to believe that a Consensual Plan is feasible and preferable, and we will continue to negotiate with all creditors in an attempt to reach a full consensus prior to the scheduled confirmation hearing.

Over the past few years, uncertainty surrounding two primary issues slowed progress in our case. Those issues were (1) the substantive consolidation of Owens Corning and its debtor subsidiaries for purposes of our Chapter 11 proceedings, and (2) estimation of the total amount of the Company’s asbestos liabilities. In 2005, the uncertainty related to those two issues was largely resolved and cleared the way for substantial progress to be made towards emerging from Chapter 11.

Substantive Consolidation

Applying substantive consolidation in our case would result in all of the distributable value of our estate, whether held at the parent company or subsidiary level, being consolidated for purposes of our plan of reorganization. All creditors having claims against Owens Corning or any of its Debtor subsidiaries would then seek recovery from the consolidated estate rather than from the individual debtor entities.

The plan of reorganization that we originally filed in 2003 (“Fourth Amended Plan”) was premised upon substantive consolidation. The holders of the Company’s pre-petition bank debt, however, took the position that the Company’s estate should not be substantively consolidated. They argued that certain pre-petition loan guarantees provided to them by subsidiaries of Owens Corning should entitle them to a preferred recovery over all other unsecured creditors to the extent of the value in those subsidiaries.

Judge Fullam, the Federal District Court Judge overseeing our case, issued an Order in 2004 granting the Company’s motion requesting substantive consolidation. The holders of the company’s pre-petition bank debt then appealed Judge Fullam’s Order to the Third Circuit Court of Appeals. On August 15, 2005, the Third Circuit Court of Appeals reversed Judge Fullam’s decision. The Third Circuit created a new test and, when applied to the facts of our case, the Third Circuit held that substantive consolidation was not appropriate. The Third Circuit also denied a motion for reconsideration of its decision that was filed by the Legal Representative for the class of future asbestos claimants and holders of the bond debt in our case. Several parties, including the bondholders, have appealed the Third Circuit’s decision to the United States Supreme Court. While some uncertainty will remain regarding this issue until the Supreme Court decides whether or not to accept that appeal, we intend to proceed with moving our Plan forward towards emergence.

The Plan recognizes the Third Circuit’s ruling, and therefore does not provide for substantive consolidation. Instead, our Plan contemplates an entity-by-entity analysis of the assets and liabilities of the Company and its Debtor subsidiaries and then a determination of each creditor’s recovery based on those facts. As a result, the Plan contemplates that the bank creditors will receive full principal and compounded interest on their claims, and they will receive a significantly greater recovery than they would have received under the Fourth Amended Plan. The asbestos claimants and bondholder/trade creditors will then generally share equally and ratably under the Plan. Because the value of the Company has grown over the past few years, however, it is contemplated that all creditors should receive a higher percentage recovery under the Plan than they would have received under the Fourth Amended Plan.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Asbestos Estimation

The other primary issue which created uncertainty in our Chapter 11 was the determination of the Company’s current and future asbestos liability. Judge Fullam conducted a six-day asbestos estimation hearing in mid-January of 2005. On March 31, 2005, he then issued an Order estimating Owens Corning’s asbestos liability at $7 billion. Judge Fullam’s Order did not specifically address the asbestos liability of Fibreboard. However, based on the reasoning of his decision regarding Owens Corning’s liability, it should not be necessary for him to assign a specific number to Fibreboard’s liability to enable Owens Corning to emerge from Chapter 11 under either a Consensual or non-Consensual Plan.

Holders of the Company’s bank debt and bond debt and certain insurance companies have appealed Judge Fullam’s order to the Third Circuit Court of Appeals, but the Third Circuit has not yet ruled on that appeal.

An additional factor that has also weighed upon the negotiations among our various creditor groups has been the proposed Federal asbestos reform legislation pending in the United States Senate (the “FAIR Act”). The Company’s non-asbestos creditors have believed that the FAIR Act would reduce the amount of asbestos liability owed by the Company, and would therefore increase the recoveries of non-asbestos creditors.

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored the FAIR Act introduced in the United States Senate as S-852 on April 19, 2005. On May 26, 2005, the Senate Judiciary Committee passed the FAIR Act out of Committee. The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation. The legislative fate of the FAIR Act, continues to remain uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or their Plan or plans of reorganization.

As a result of the uncertainty surrounding the FAIR Act, and given the confirmation schedule set by the Bankruptcy Court, the Company will continue to move forward in our Chapter 11 notwithstanding the pendency of the bill. The Company will continue to monitor the legislative progress of the FAIR Act, and we will evaluate any significant developments and their potential impact on our Chapter 11 Cases depending upon when and if the FAIR Act is passed and what its actual provisions are.

Our strategy going forward continues to be two-fold: (1) look for a continued compromise that will result in a Consensual Plan supported by all rather than most of our creditors and (2) in the absence of a Consensual Plan, proceed to confirm our plan of reorganization on the schedule set by the Bankruptcy Court, even if the Plan does not have the support of all creditor groups, and particularly since it enjoys the support of the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, and the steering committee of holders of obligations under the Pre-Petition Credit Facility. With confirmation of a Plan and emergence from Chapter 11 more clearly in sight, we intend to continue to drive aggressively toward that goal. While several potential obstacles remain to be overcome, we believe that we have made significant progress towards that end.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Operations Overview

The table below provides a summary of our sales and income (loss) from operations for the last three years.

	2005	2004	2003
	(In millions of dollars)
Sales	$6,323	$5,675	$4,996

Percent change from prior year	11.4%	13.6%	2.5%
Income (Loss) From Operations	$(3,743)	$427	$267

Income (Loss) From Operations as a percent of sales	(59.2)%	7.5%	5.3%

Continued strong demand in many of our markets combined with year over year price increases for some products, largely reflective of the pass through of higher costs, enabled us to grow our sales in 2005 by more than 11%, to over $6.3 billion. However, during the first quarter of 2005, the District Court that oversees our Chapter 11 proceedings issued an opinion estimating Owens Corning’s contingent personal injury asbestos liability. As a result of that opinion, Owens Corning recorded an additional $4.342 billion provision for asbestos liability during the first quarter of 2005. Due primarily to this provision, we had a loss from operations in 2005 of $3.743 billion compared to income of $427 million in 2004 and $267 million in 2003.

Some of the significant items impacting the year over year comparability of reported income from operations are noted in the table below:

	2005	2004	2003
	(In millions of dollars)
Chapter 11 related reorganization items	$45	$54	$85
Provision (credit) for asbestos litigation claims (recoveries) - Owens Corning	3,365	(24)	(5)
Provision for asbestos litigation claims - Fibreboard	902	—	—
Restructuring and other charges (credits)	(18)	(5)	34

Total of items	$4,294	$25	$114

Excluding the items affecting comparability noted above, income from operations improved approximately 22% compared to 2004 and 19% in 2004 compared to 2003. This improvement in 2005 was largely driven by favorable pricing actions and our ability to leverage costs over a larger sales base, partially offset by higher energy, material and delivery costs. The adjustments noted above are related primarily to the Chapter 11 process, liabilities that are not the result of current operations of the Company and activities necessitated by our anticipated plan of reorganization. Management does not expect these costs and expenses to continue on an ongoing basis after the Company emerges from bankruptcy.

Due to the nature of the costs associated with the items noted in the table above, management does not find reported income from operations to be the most useful financial measure of the Company’s year-to-year operational performance. Management measures operating performance by excluding Chapter 11 related reorganization items, provisions for asbestos litigation claims and the other costs and expenses referenced in the table above for various purposes, including reporting results to the Board of Directors of the Company, and for analysis of performance and related employee compensation measures. Although

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

management believes that these adjustments to income from operations provide a more meaningful representation of the Company’s year-over-year performance, our operating performance excluding these items should not be considered in isolation or as a substitute for income from operations prepared in accordance with generally accepted accounting principles. In addition, such presentation is not necessarily indicative of the results that the Company would have achieved if the Company was not subject to Chapter 11 proceedings.

Major factors affecting the performance, during 2005 of our Insulating Systems, Roofing and Asphalt and Other Building Materials and Services segments, which are included in our building materials product category include the following:

•	A continued attractive interest rate environment for mortgages and refinancing in 2005 resulted in continued strength in the United States housing markets, positively impacting demand for products, particularly insulation and roofing.

•	The high demand for building materials products has enabled us to improve our operating efficiency, with several of our manufacturing facilities in the Insulating Systems and Roofing and Asphalt segments continuing to operate at very high utilization rates.

•	Continued increases in costs for energy related commodities (including natural gas, asphalt, and resin) and services (including delivery costs) impacted our product lines. Within the Insulating Systems and Roofing and Asphalt segments we have offset these cost increases with increased pricing. In the Other Building Materials and Services segment however, particularly in vinyl siding and manufactured stone veneer building products, we were unable to increase price to offset the increase cost because of the competitive environment.

•	During the first half of 2005, we experienced increased demand for our residential roofing products in the southeastern United States driven in part by the rebuilding effort associated with the Florida hurricanes in 2004. Although this demand returned to historical levels during the third quarter of 2005, increased demand returned in the fourth quarter due in part to the rebuilding effort resulting from the 2005 hurricanes.

Major factors affecting the performance of our Composite Solutions segment during 2005 include:

•	Overall global demand for glass fiber reinforcements remained strong during 2005 with favorable growth in certain regions. We focused on composite products that create value for our customers while providing us with growth and investment opportunities.

•	We have maintained market share in regions where growth is not as robust and have capitalized on our strategy of obtaining long term contracts with industry-leading customers.

•	Continued increases in costs of energy-related commodities and services adversely impacted this segment and created some margin compression which was partially offset through productivity gains.

•	Sales of surplus assets resulted in the recognition of approximately $10 million of gains. Partially offsetting these gains were approximately $6 million in costs associated with the 2005 flood of our manufacturing facility in Taloja, India. We expect substantially all of these costs to be recovered through insurance proceeds in future periods.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Liquidity

Our operating performance led to a strong cash flow performance during 2005. Cash flow provided by operations was $746 million, while cash provided by operations net of capital spending for plant and equipment was $458 million. We ended the year with a cash balance of $1.559 billion.

To mitigate some of the near term volatility in our earnings and cash flows, we use financial and derivative financial instruments to hedge certain exposures, principally currency and energy related. Our current hedging practice has been to hedge a variable percentage of certain energy and energy related exposures on a rolling 12 – 36 month forward basis. The unprecedented increases in energy and energy related commodities during 2005 has been favorable to our hedging portfolio, resulting in unrealized gains in commodity derivatives of approximately $16 million as of December 31, 2005, the majority of which relates to hedges maturing in the next 12 months. Should prices remain at current levels, such gains will be realized through income to partially offset purchases of the hedged items. During 2005, we recognized $26 million of income to offset increased costs of purchases of energy and energy related commodities. Going forward, the results of our hedging practice could be positive, neutral, or negative in any period depending on price changes in the hedged exposures, and will tend to mitigate near term volatility in the exposures hedged. The practice is neither intended nor expected to mitigate longer term exposures.

Safety

We have made safety a top Company priority. We measure our progress on safety based on two measures, the OSHA Recordable Incidents Rate (“ORIR”) and the Combined Occupational Disability Index (“CODI”). CODI is a subset of ORIR and includes the more severe incidents that involve lost or restricted time. The table below provides our performance on these measures for the past three years. The numbers shown reflect information available as of December 31, 2005 and are based on the Company’s active work sites for 2005; such numbers are subject to change based upon receipt of additional information or change in the Company’s active work sites.

	2005	2004	2003
ORIR	2.01	3.15	3.84
Percent improvement	36%	18%

CODI rate	1.23	1.93	2.05
Percent improvement	36%	6%

Outlook for 2006

In 2006, our strategy around growth and customer satisfaction will continue. In December of 2005, we reached an agreement to purchase Asahi Glass Co. Ltd.’s composite manufacturing facility located near Tokyo, Japan to support the growth of customers in the automotive, consumer and electrical, building and construction, and infrastructure markets. This acquisition positions the Company to capitalize on emerging opportunities within the Asia Pacific region and this deal is expected to close in the second quarter of 2006.

Although our markets remained strong through the end of 2005 and sales in some of our markets are constrained due to available production capacity, we continue to be cautious about the ability of the United States economy to maintain the current level of housing demand and believe a continued rising interest rate environment could cause the United States housing market to soften from the recent high levels. Two factors that may serve to mitigate the softening in demand for our products are the Energy Policy Act of 2005 and the effect of the rebuilding efforts associated with the 2005 hurricanes in the southeastern United States.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

On August 8, 2005, the Energy Policy Act of 2005 (“Energy Act”) became law. Beginning January 1, 2006, the Energy Act provides, among other things, that homebuilders may receive tax credits for the construction of homes that are significantly more energy efficient than the current standards and consumers may receive tax credits for energy efficient improvements such as insulation or other systems designed to reduce heat loss. We believe the Energy Act will stimulate additional demand for our products in 2006 and 2007.

Historically, natural disasters such as hurricanes have led to increased short term demand for our products during rebuilding efforts, particularly residential roofing and siding. Consequently, we expect additional demand due to the 2005 rebuilding efforts associated with the hurricanes affecting the northern Gulf Coast and Florida. However, due to the levels of devastation and population impacted by the hurricanes in the northern Gulf Coast, we believe the rebuilding in this area will take several years and will not create as large of a demand surge for our products as we experienced from the 2004 hurricanes in Florida. Consequently, while we believe that sales of roofing products will remain strong through 2006, we anticipate they will be lower than the record highs in 2005.

Increased costs for energy related commodities and services are likely to continue to exert pressure on our margins. We anticipate such inflation may not be recovered completely through price increases and will require us to achieve additional productivity gains. We will continue to focus on maintaining cost control, and eliminating inefficiencies in our business and manufacturing processes to assist in offsetting the effects of inflation and in achieving planned results. If we cannot achieve targeted productivity gains, our margins, results of operations, and financial condition could be adversely affected.

RESULTS OF OPERATIONS

Consolidated Results for the Years ended December 31, 2005 and 2004

	2005	2004
	(In millions of dollars)
Sales	$6,323	$5,675
Gross margin	$1,158	$1,026
As a percent of Sales	18.3%	18.1%
Marketing and administrative	$565	$530
As a percent of Sales	8.9%	9.3%
Provision (credit) for asbestos litigation claims	$4,267	$(24)
Income (loss) from operations	$(3,743)	$427
Interest expense (income), net	$739	$(12)
Income tax expense (benefit)	$(387)	$227
Net income	$(4,099)	$204

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

NET SALES

Net sales for the year ended December 31, 2005, were $6.323 billion, an 11% increase from the 2004 level of $5.675 billion. This increase was primarily the result of increased pricing actions and higher volumes in all reportable segments. The increased volumes are a result of growth in the United States housing and remodeling markets, an improved global economy, and strong demand for our residential roofing products in the southeastern United States, driven in part by the rebuilding efforts related to the hurricanes in 2004 and 2005. The effect of translating sales denominated in foreign currencies into U.S. dollars, principally in our Composite Solutions segment, was favorable and contributed approximately $15 million to the $648 million sales increase.

Sales outside the United States represented 16% of total sales during both 2005 and 2004.

GROSS MARGIN

Gross margin as a percent of sales improved only slightly during 2005. Strong demand in the markets in which we operate enabled us to improve our margin through increased pricing for some of our products and realization of some operating efficiencies. However, these price increases and efficiency improvements were substantially offset by higher costs associated with energy related commodities (particularly oil, natural gas, and resin) and transportation. As described above, to mitigate near term volatility in our operating results, we partially hedge our exposures to the cost of energy and some energy related commodities. During 2005, such hedges resulted in a $26 million reduction in prices paid for the purchases of the underlying commodities. Under the recent environment of rising commodity prices, our hedging activities have served to reduce our costs, however, should commodity prices stabilize, the benefits experienced from our hedging program during 2005 will decrease over time, and should commodity prices decline, our hedging instruments could adversely impact gross margins and our cost position compared to the market.

MARKETING AND ADMINISTRATIVE EXPENSES

Marketing and administrative expenses were $565 million for the year ended December 31, 2005, compared to $530 million for the year ended December 31, 2004. As a percent of sales, these expenses improved 0.4%.

PROVISION (CREDIT) FOR ASBESTOS LITIGATION CLAIMS

During the first quarter of 2005, the District Court that oversees our Chapter 11 proceedings provided an estimate of $7 billion for Owens Corning’s contingent personal injury asbestos liability. While uncertainty remains concerning the amount of such liability, as a result of this ruling, the Company determined that this estimate was a more likely outcome than any other in the range of possible outcomes and recorded an additional provision for asbestos litigation claims for Owens Corning of $3.435 billion, bringing the total reserve recorded for Owens Corning to $7 billion.

The Company also re-evaluated its reserve for Fibreboard’s asbestos claims. Although the District Court did not provide an estimate for Fibreboard’s asbestos liability, management evaluated the District Court’s process for determining Owens Corning’s liability and determined that the range of possible outcomes had narrowed. Consequently, the Company determined that an additional $907 million liability should be recorded for Fibreboard, bringing the total reserve recorded for Fibreboard to $3.216 billion. The total non-cash provision recorded for asbestos litigation claims during the first quarter 2005 was $4.342 billion.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

During both 2005 and 2004, the Company also received various recoveries from insurance carriers for asbestos litigation claims reducing the total net asbestos related provision for 2005 to $4.267 billion compared to a credit of $24 million in 2004. See Note 19 to the Consolidated Financial Statements for further information concerning the provision for asbestos litigation claims.

INCOME FROM OPERATIONS

The decrease in income from operations was primarily due to the $4.267 billion net provision for asbestos litigation claims taken during 2005. Our 2004 results for the Composite Solutions segment also reflect recoveries of insurance proceeds related to the 2003 flood at our L’Ardoise, France facility resulting in $28 million in gains. The overall decline in income from operations was partially offset through improved sales and our ability to achieve some operating efficiencies derived from the strong demand in our largest markets, a decrease of approximately $9 million in Chapter 11 related expenses in 2005 compared to 2004, foreign exchange gains of approximately $3 million in 2005 compared to losses of $4 million in 2004 and a $5 million gain on the extinguishment of certain debt in Asia. Our Composite Solutions segment also recognized approximately $10 million in gains in the United States related to the sale of surplus assets. Additionally, as described more fully below, as the result of Ohio state tax legislation during the second quarter of 2005, the Company recorded $13 million of other income to establish a long term asset for credits that can be used to offset certain future Ohio tax obligations.

INTEREST EXPENSE

The 2005 results include expenses of $735 million with respect to the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 relating to post-petition interest and certain other fees. Of these expenses, (a) $538 million were recorded for the period ended September 30, 2005 as the result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of it’s Debtor and non-Debtor subsidiaries, and (b) the remaining $197 million were recorded for the period ended December 31, 2005 in light of the terms of the Company’s revised Plan and Owens Corning’s view of the likelihood of the amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility.

The 2004 results include a $16 million pre-tax gain due to the reversal of accrued interest from the settlement of certain guaranteed subsidiary debt. During 2004, we finalized a settlement with certain holders of third party debt by allowing the releasing debtholders various claims in our Chapter 11 proceedings. This settlement resulted in recording interest income in 2004 for the reversal of $16 million of accrued interest. This settlement also resulted in approximately $32 million of short-term debt and $35 million of long-term debt being reclassified as liabilities subject to compromise in our Consolidated Balance Sheet.

INCOME TAXES

During the first quarter of 2005, in connection with the incremental provision for asbestos litigation claims, management recorded deferred taxes and a valuation allowance to record the asset at realizable value. This resulted in a net tax benefit of $75 million. In addition, primarily due to our most recent plan of reorganization filed in December of 2005 which contains a distributable value of the Company upon emergence that is greater than previously estimated, management recorded a reduction of its valuation allowance for deferred tax assets related to asbestos litigation claims of approximately $282 million with a corresponding tax benefit. Primarily as a result of these items, our effective tax rate for 2005 was 9%.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

On June 30, 2005, new Ohio state tax legislation was signed into law, the net impact of which is expected to be favorable to the Company in the future. However, the impact of this new legislation on net income during 2005 was a charge of $18 million. This charge was the result of an additional tax provision of approximately $31 million, primarily due to the write-off of Ohio deferred tax assets, including net operating loss carryforwards that will no longer be utilized to offset income taxes. This charge was offset by a credit of $13 million recorded as other income representing the present value of a portion of the amounts written off that may be used as credits against a new gross receipts tax in the future.

Income tax expense includes approximately $12 million of additional tax provision for the impact of our decision under the American Jobs Creation Act to repatriate approximately $220 million of earnings previously considered permanently reinvested outside of the United States.

During 2004, we reached an agreement in principle with the Internal Revenue Service to settle all issues from open tax years from 1986-1999 for approximately $99 million. The recording of the settlement resulted in several balance sheet reclassifications between various deferred, accrued, and subject to compromise tax related accounts. We also adjusted our tax reserves based on our review of the likelihood of the deductibility of Chapter 11 related reorganization items, as well as new legislation and other developments during 2004 related to the deductibility of certain items at the state tax level. Due in part to these tax adjustments, our effective tax rate for 2004 was 52%.

As stated above under Item 5, “Market for Owens Corning’s Common Equity, Related Stockholder Matters And Issuer Purchases Of Equity Securities”, on April 15, 2005, the USBC issued the Final Equity Order imposing certain notice procedures and transfer restrictions on the trading of equity securities of Owens Corning. The Final Equity Order was sought by Owens Corning and certain of its subsidiaries to avoid limitations on the use of their tax net operating loss carryforwards and certain other tax attributes.

NET INCOME (LOSS)

Net income for the year ended December 31, 2005 was a loss of $4.099 billion, or ($74.08) per share, compared to income of $204 million, or $3.40 per share, for the prior year. The decrease in 2005 reflects the non-cash provision for asbestos litigation claims, the accrual of post-petition interest and fees on the Pre-Petition Credit Facility and other items mentioned above.

TALOJA, INDIA MANUFACTURING FACILITY

During the week of July 24, 2005, the Company experienced a flood at its Taloja, India manufacturing facility, a 60% owned joint venture. The Company consolidates this joint venture such that all losses and recoveries related to the flood are or will be recorded within the Company’s financial statements. The portion of losses and recoveries related to our joint venture partner appear in “Minority interest and equity in net earnings of affiliates” and “Minority interest” in our Consolidated Statement of Income (Loss) and Consolidated Balance Sheet, respectively. The facility is insured for property damage and business interruption losses relating to such events under a policy maintained by the joint venture and under the Owens Corning global insurance policy, each subject to policy limits. The losses are subject to a deductible of $250,000, which was incurred and expensed in the third quarter of 2005.

The Company estimates it has incurred, or will incur, a total of $25 million to $35 million of property damage costs and business interruption losses in 2005 and 2006 associated with the Taloja flood. The Company believes these costs/losses will be substantially covered by insurance. During 2005, the Company recorded approximately $2 million in receivables for flood related costs net of $7 million of insurance advances. In addition, approximately $6 million ($4 million in the fourth quarter) of business interruption costs related to the flood were expensed during the year. Should the expected recoveries not be received, the

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

uncovered costs and losses could have a material adverse impact on the Composite Solutions business. Also, the timing of any recoveries may result in expenses being taken in periods before the insurance receipts are recorded or received.

Consolidated Results for the Years ended December 31, 2004 and 2003

	2004	2003
	(In millions of dollars)
Sales	$5,675	$4,996
Gross margin	1,026	826
As a percent of Sales	18.1%	16.5%
Marketing and administrative	530	459
As a percent of Sales	9.3%	9.2%
Income from operations	427	267
Income tax expense	227	145
Net income	204	115

NET SALES

Net sales for the year ended December 31, 2004, were $5.675 billion, a 14% increase from the 2003 level of $4.996 billion. This increase was primarily the result of increased volumes in all of our segments and improved pricing in our Insulating Systems and Roofing and Asphalt segments. The increased volumes are a result of growth in the United States housing and remodeling markets and an improving global economy. Our Insulating Systems and Roofing and Asphalt segments were able to achieve some price increases in 2004 which, on a consolidated basis, more than offset the price lost in our Composite Solutions segment. The effect of foreign currency, principally in our Composite Solutions segment, was favorable and contributed approximately $42 million to the $679 million sales increase.

Sales outside the United States represented 16% of total sales in 2004, compared to 15% during 2003. This increase was primarily attributable to our expansion in Mexico through the acquisition of the outstanding interest in OC Mexico in 2004 and the sale of our U.S.-based metal systems assets and the exiting of certain other U.S.-based product lines in 2003.

GROSS MARGIN

Gross margin as a percent of sales improved by 1.6% during 2004, as compared to 2003. Strong demand in the markets in which we operate enabled us to gain operating efficiencies which improved our margin. Contributing to the increase in margin was an increase in pricing for some of our products. However, the price increases we were able to achieve were substantially offset by higher costs associated with energy related commodities (particularly oil, natural gas, and resin) and transportation.

MARKETING AND ADMINISTRATIVE EXPENSES

Marketing and administrative expenses were $530 million for the year ended December 31, 2004, compared to $459 million for the year ended December 31, 2003. As a percent of sales, these expenses were essentially flat for the two years.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INCOME FROM OPERATIONS

Income from operations increased $160 million, or 59.9%, during 2004 compared to 2003. Approximately $89 million of this increase was due to a $39 million decrease in restructuring and other charges, a $31 million decrease in Chapter 11 related charges, and an additional $19 million of recoveries for asbestos litigation claims in 2004 compared to 2003. Additionally, during the fourth quarter of 2004 we finalized our recoveries of insurance proceeds related to the December 2003 flood at our L’Ardoise, France facility. As a result, we recognized $7 million in gains on the replacement of equipment and $21 million of other income representing business interruption losses (primarily attributable to the first half of 2004). The balance of the improvement in income from operations was primarily driven by increased sales and improved operating efficiencies derived from the strong demand for our residential insulation products. Partially offsetting our improvement in income from operations compared to 2003 were foreign exchange losses of approximately $4 million in 2004 compared to gains of $12 million in 2003, and an additional allowance for doubtful accounts of $5 million in 2004 compared to a reduction of $6 million in 2003.

NET INCOME

Net income for the year ended December 31, 2004 was $204 million, or $3.40 per share, compared to $115 million, or $1.92 per share, for the prior year. In addition to the items discussed above, the 2004 results included the $16 million in income related to the release of certain guaranteed subsidiary debt.

Segment Results for the Years ended December 31, 2005 and 2004

Insulating Systems

The table below provides a summary of sales and income from operations for the Insulating Systems segment.

	2005	2004
	(Dollars in millions)
Sales	$1,976	$1,818

Percent change from prior year	8.7%
Income From Operations	$424	$373

Percent change from prior year	13.7%

NET SALES

Net sales for the year ended December 31, 2005, were $1.976 billion, an 8.7% increase from the 2004 level of $1.818 billion. This increase was primarily the result of favorable pricing actions. Strong demand for insulation products kept industry capacity utilization high allowing the segment to offset significant cost increases.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $424 million, a 13.7% increase from the 2004 level of $373 million. The increase was due to pricing actions, productivity initiatives, and leveraging of selling, general and administrative costs which more than offset the inflation impact of energy, materials, labor and transportation.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Roofing and Asphalt

The table below provides a summary of sales and income from operations for the Roofing and Asphalt segment.

	2005	2004
	(Dollars in millions)
Sales	$1,806	$1,558

Percent change from prior year	15.9%
Income From Operations	$139	$73

Percent change from prior year	90.4%

NET SALES

Net sales for the year ended December 31, 2005, was $1.806 billion, a 15.9% increase from the 2004 level of $1.558 billion. Sales were positively impacted by increased price, due to market demand and the partial recovery of escalating raw materials costs along with volume. Volume increases were driven by the rebuilding effort associated with the 2004 and 2005 Florida hurricanes and to a lesser extent the 2005 hurricanes impacting the remaining south east region.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $139 million, a 90.4% increase from the 2004 level of $73 million. The increase was due to favorable pricing, higher volumes and leveraging of selling, general, and administrative costs partially offset by higher raw materials and transportation costs.

Other Building Materials and Services

The table below provides a summary of sales and income from operations for the Other Building Materials and Services segment.

	2005	2004
	(Dollars in millions)
Sales	$1,234	$1,112

Percent change from prior year	10.9%
Income From Operations	$17	$32

Percent change from prior year	(46.9)%

NET SALES

Net sales for the year ended December 31, 2005, were $1.234 billion, an 10.9% increase from the 2004 level of $1.112 billion. The increase was primarily the result of growth in our construction services business and pricing increases, in our vinyl siding and stone veneer products, that partially offset escalating raw material costs.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $17 million, a 46.9% decrease from the 2004 level of $32 million. The decrease was primarily the result of higher manufacturing costs and service issues associated with the expansion of one of our stone veneer facilities.

Composite Solutions

The table below provides a summary of sales and income from operations for the Composite Solutions segment.

	2005	2004
	(Dollars in millions)
Sales	$1,495	$1,368

Percent change from prior year	9.2%
Income From Operations	$139	$136

Percent change from prior year	2.2%

NET SALES

Net sales for the year ended December 31, 2005, were $1.495 billion, a 9.2% increase from the 2004 level of $1.368 billion. This increase was primarily the result of favorable pricing actions and higher volumes in glass reinforcements in North America and Europe, glass-reinforced mat, and aluminum and fiberglass parts sold into the recreational vehicle and cargo container market. The effect of translating sales denominated in foreign currencies into U.S. dollars was favorable and contributed approximately $15 million to the sales increase.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2005, was $139 million, a 2.2% increase from the 2004 level of $136 million. This increase was primarily the result of favorable pricing, higher volumes, productivity and the sale of surplus assets which resulted in the recognition of approximately $10 million in gains. Offsetting these improvements was a volume shift to lower margin products and approximately $6 million in costs associated with the 2005 flood of our manufacturing facility in Taloja, India.

Corporate, Other and Eliminations

The table below provides a summary of loss from operations for the Corporate, Other and Eliminations category.

	2005	2004
	(Dollars in millions)
Loss From Operations	$(4,462)	$(187)

Percent change from prior year	N/A

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

LOSS FROM OPERATIONS

The increase in the loss from operations was primarily due to the $4.267 billion net provision for asbestos litigation claims taken during 2005. The overall increase in loss from operations was partially offset through a decrease of approximately $9 million in Chapter 11 related expenses in 2005 compared to 2004. Additionally, as described more fully below, as the result of Ohio state tax legislation during the second quarter of 2005, the Company recorded $13 million of other income to establish a long term asset for credits that can be used to offset certain future Ohio tax obligations. General corporate expenses remained relatively flat year over year.

Segment Results for the Years ended December 31, 2004 and 2003

Insulating Systems

The table below provides a summary of sales and income from operations for the Insulating Systems segment.

	2004	2003
	(Dollars in millions)
Sales	$1,818	$1,508

Percent change from prior year	20.6%

Income From Operations	$373	$217

Percent change from prior year	71.9%

NET SALES

Net sales for the year ended December 31, 2004, were $1.818 billion, a 20.6% increase from the 2003 level of $1.508 billion. A favorable economic environment with historically low interest rates provided stimulus for volume growth in all major product categories. Also contributing to the increase in sales were higher prices to recover energy, material and transportation costs increases. Sales also increased as a result of the acquisition of the remaining 60% interest in Vitro Fibras (“OC Mexico”) in April of 2004.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $373 million, a 71.9% increase from the 2003 level of $217 million. The improvement reflects higher volumes and prices combined with high levels of capacity utilization which led to improved operating efficiencies.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Roofing and Asphalt

The table below provides a summary of sales and income from operations for the Roofing and Asphalt segment.

	2004	2003
	(Dollars in millions)
Sales	$1,558	$1,400

Percent change from prior year	11.3%

Income From Operations	$73	$85

Percent change from prior year	(14.1)%

NET SALES

Net sales for the year ended December 31, 2004, were $1.558 billion, an 11.3% increase from the 2003 level of $1.400 billion. The primary driver for the sales increase was related to volume growth due to strong remodeling markets and the rebuilding effort related to the 2004 Florida hurricanes. Additionally increases in price partially offset higher costs, particularly in transportation to the storm impacted areas.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $73 million, a 14.1% decrease from the 2003 level of $85 million. The decreases in earnings were driven by increased raw materials costs related to energy, asphalt and transportation which were not entirely offset in price.

Other Building Materials and Services

The table below provides a summary of sales and income from operations for the Other Building Materials and Services segment.

	2004	2003
	(Dollars in millions)
Sales	$1,112	$1,022

Percent change from prior year	8.8%

Income From Operations	$32	$35

Percent change from prior year	(8.6)%

NET SALES

Net sales for the year ended December 31, 2004, were $1.112 billion, an 8.8% increase from the 2003 level of $1.022 billion. The increase in sales was primarily due to volume growth in all major product categories. Historically high levels of new housing construction and residential remodeling activity during 2004 contributed to the strong demand for these products.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $32 million, an 8.6% decrease from the 2003 level of $35 million. The decrease was due to the inflation impact of energy, materials, labor and transportation partially offset by volume growth, pricing actions and productivity initiatives.

Composite Solutions

The table below provides a summary of sales and income from operations for the Composite Solutions segment.

	2004	2003
	(Dollars in millions)
Sales	$1,368	$1,210

Percent change from prior year	13.1%

Income From Operations	$136	$112

Percent change from prior year	21.4%

NET SALES

Net sales for the year ended December 31, 2004, were $1.368 billion, a 13.1% increase from the 2003 level of $1.210 billion. An improving global economy has increased the demand for glass fibers used in the construction, transportation, consumer, industrial, and infrastructure markets. This increased demand has allowed us to realize increased volume which more than offset the impact of slightly lower prices. The effect of translating sales denominated in foreign currencies into U.S. dollars was favorable and contributed approximately $42 million to the sales increase.

INCOME FROM OPERATIONS

Income from operations for the year ended December 31, 2004, was $136 million, a 21.4% increase from the 2003 level of $112 million. This increase was primarily the result of higher volumes combined with improved operating efficiencies. Additionally, during the fourth quarter of 2004 we finalized our recoveries of insurance proceeds related to the December 2003 flood at our L’Ardoise, France facility. As a result, we recognized $7 million in gains on the replacement of equipment and $21 million of other income representing business interruption losses (primarily attributable to the first half of 2004).

Corporate, Other and Eliminations

The table below provides a summary of loss from operations for the Corporate, Other and Eliminations category.

	2004	2003
	(Dollars in millions)
Loss From Operations	$(187)	$(182)

Percent change from prior year	2.7%

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

LOSS FROM OPERATIONS

General corporate expenses increased $94 million, primarily resulting from increased pension costs, increased cost of goods sold related to the revaluation of inventories to the last-in, first-out method (LIFO), the impact of unfavorable foreign exchange rates, and a gain in 2003 related to the settlement of certain vendor payables at a discount. Partially offsetting the increase in general corporate expenses were a $39 million decrease in restructuring and other charges, a $31 million decrease in Chapter 11 related charges, and an additional $19 million of recoveries for asbestos litigation claims in 2004 compared to 2003.

VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On October 5, 2000 (the “Petition Date”), Owens Corning and the 17 United States subsidiaries listed below (collectively with Owens Corning, the “Debtors”) filed voluntary petitions for relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “USBC”):

CDC Corporation	Integrex Testing Systems LLC
Engineered Yarns America, Inc.	HOMExperts LLC
Falcon Foam Corporation	Jefferson Holdings, Inc.
Integrex	Owens-Corning Fiberglas Technology, Inc.
Fibreboard Corporation	Owens Corning HT, Inc.
Exterior Systems, Inc.	Owens-Corning Overseas Holdings, Inc.
Integrex Ventures LLC	Owens Corning Remodeling Systems, LLC
Integrex Professional Services LLC	Soltech, Inc.
Integrex Supply Chain Solutions LLC

The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) are being jointly administered under Case No. 00-3837 (JKF).

The referenced Chapter 11 cases do not include any other United States or foreign subsidiaries of Owens Corning (collectively, the “Non-Debtor Subsidiaries”). As described more fully below under the heading “The Plan of Reorganization”, it is possible that certain of such Non-Debtor Subsidiaries, namely IPM, Inc., Vytec Corporation and Owens-Corning Fiberglas Sweden Inc., that issued guarantees with respect to Owens Corning’s primary pre-petition bank credit facility (the “Pre-Petition Credit Facility”), may initiate Chapter 11 proceedings in order to be covered by the terms of the Plan (as defined below). The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from its multi-billion dollar asbestos liability. This liability is discussed in greater detail in Note 19 to the Consolidated Financial Statements.

Overseeing Federal District Court

In late 2001, all of the asbestos-related Chapter 11 cases pending in the District of Delaware (the Chapter 11 Cases of Owens Corning and the cases of Armstrong World Industries, Inc., W.R. Grace & Co., Federal-Mogul Global, Inc., and USG Corporation) were ordered transferred to the United States District Court for the District of Delaware (the “District Court”) before Judge Alfred M. Wolin to facilitate development and implementation of a coordinated plan for management (the “Administrative Consolidation”). The District Court entered an order referring the Chapter 11 Cases back to the USBC,

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

where they were previously pending, subject to its ongoing right to withdraw such referral with respect to any proceedings or issues (the applicable court from time to time responsible for any particular aspect of the Chapter 11 Cases being hereinafter referred to as the “Bankruptcy Court”).

On May 27, 2004, the United States Court of Appeals for the Third Circuit (the “Third Circuit”) assigned Judge John P. Fullam of the United States District Court, Eastern District of Pennsylvania, to replace Judge Wolin in the Chapter 11 Cases. In addition, the Third Circuit assigned other judges to sit on other of the cases that had previously been consolidated under the terms of the Administrative Consolidation, effectively terminating the consolidation.

Consequence of the Filing

As a consequence of the Filing, all pending litigation against the Debtors was stayed automatically by section 362 of the Bankruptcy Code and, absent further order of the Bankruptcy Court, no party may take any action to recover on pre-petition claims against the Debtors. In addition, pursuant to section 365 of the Bankruptcy Code, the Debtors may reject or assume pre-petition executory contracts and unexpired leases, and other parties to contracts or leases that are rejected may assert rejection damages claims as permitted by the Bankruptcy Code.

Two creditors’ committees, one representing asbestos claimants (the “Official Committee of Asbestos Claimants”) and the other representing unsecured creditors (the “Official Committee of Unsecured Creditors”), have been appointed as official committees in the Chapter 11 Cases. In addition, the Bankruptcy Court has appointed James J. McMonagle as Legal Representative for the class of future asbestos personal injury claimants against one or more of the Debtors. The two committees and the Legal Representative have the right to be heard on all matters that come before the Bankruptcy Court.

Owens Corning anticipates that substantially all liabilities of the Debtors as of the Petition Date will be resolved under the Plan (as defined below) or some other Chapter 11 plan of reorganization to be voted on in the Chapter 11 Cases in accordance with the provisions of the Bankruptcy Code. On January 17, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed joint plan of reorganization in the USBC. The same proponents filed a proposed amended joint plan of reorganization in the USBC on March 28, 2003, a proposed second amended joint plan of reorganization in the USBC on May 23, 2003, a proposed third amended joint plan of reorganization in the USBC on August 8, 2003, and a proposed fourth amended joint plan of reorganization (the “Fourth Amended Plan”) in the USBC on October 24, 2003.

On December 31, 2005, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed fifth amended joint plan of reorganization (as so amended through such fifth amendment, the “Plan”) in the USBC along with a related disclosure statement (the “Disclosure Statement”). The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement. Certain other members of the major non-asbestos creditor groups have indicated that they may oppose the Plan. There can be no assurance that the Plan or any other plan supported by Owens Corning and less than all of the major creditor groups will be ultimately confirmed by the Bankruptcy Court and consummated. The Debtors have the exclusive right to file and solicit acceptances to a plan of reorganization through July 31, 2006. In addition, Owens Corning is unable to predict what impact the disposition of any of the litigation and other matters described below will have on the timing of the confirmation of the Plan (or any other plan of reorganization) or its effect, if any, on the terms thereof. The Plan (and any other plan of reorganization) is subject to confirmation by the Bankruptcy Court.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The Plan has been significantly amended from the Fourth Amended Plan. In particular, the Plan is no longer premised upon the substantive consolidation of Owens Corning and certain of its direct and indirect subsidiaries for the purposes of voting, determining which claims and interests will be entitled to vote to accept or reject the Plan, confirmation of the Plan, and the resultant discharge of and cancellation of claims and interests and distribution of assets, interests and other property under the Plan. On October 5, 2004, the District Court issued a Memorandum and Order Concerning Substantive Consolidation (the “Substantive Consolidation Order”). In the Substantive Consolidation Order, the District Court granted the Debtors’ motion for substantive consolidation. On October 13, 2004, the holders of the debt under the Pre-Petition Credit Facility filed an appeal of the Substantive Consolidation Order with the Third Circuit. On August 15, 2005, the Third Circuit reversed the Substantive Consolidation Order. The Legal Representative for the class of future asbestos personal injury claimants and certain designated members of the Official Committee of Unsecured Creditors subsequently filed petitions for rehearing en banc of the Third Circuit’s decision. Those petitions for rehearing were denied by the Third Circuit on September 28, 2005. The Legal Representative for the class of future asbestos personal injury claimants and certain bondholders have filed petitions for certiorari with the United States Supreme Court with respect to the Third Circuit’s decision on the Substantive Consolidation Order.

As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, Owens Corning recorded, for the period ended September 30, 2005, expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through September 30, 2005 in the amount of $538 million relating to post-petition interest and certain other post-petition fees. With respect to post-petition interest, such expenses reflected the application of the Base Rate plus 2% (as described below) applied on a non-compounding basis. The Plan provides that, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid an amount in cash which reflects post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility). In light of such terms of the Plan, Owens Corning (i) has recorded, for the period ended December 31, 2005, additional expenses of $147 million for the period from the Petition Date through September 30, 2005, and (ii) has recorded, for the quarter ended December 31, 2005, additional expenses of $50 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

A six-day claims estimation hearing was held before the District Court beginning January 13, 2005 to establish the amount of Owens Corning’s and Fibreboard’s current and future asbestos liability in the Chapter 11 Cases. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of such asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court (see Note 19 to the Consolidated Financial Statements). Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

Related Developments

PROPOSED ASBESTOS LEGISLATION

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or the Plan (or any other plan of reorganization), including in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

OTHER MATTERS FILED IN THE USBC

On or about October 17, 2003, the Official Committee of Unsecured Creditors filed a motion in the USBC requesting appointment of a Chapter 11 trustee to assume control of the Chapter 11 Cases due to alleged breach of the Debtors’ fiduciary duty of undivided loyalty to act in the best interest of all creditors. After such motion was dismissed by the USBC for failure to comply with local court rules, the Official Committee of Unsecured Creditors re-filed such motion on October 30, 2003. A supplement to the motion of the Official Committee of Unsecured Creditors was filed on May 28, 2004, and various filings in opposition to such supplemented motion were filed by the Debtors, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants. Further proceedings on this matter have been voluntarily continued by the movants on a monthly basis.

On or about May 24, 2004, Credit Suisse First Boston, Kensington International Limited, Springfield Associates LLC and Angelo Gordon filed a motion in the USBC requesting the appointment of a Chapter 11 examiner to examine (i) allegations of improper conduct by management of the Debtors, (ii) alleged breaches of fiduciary duty by management of the Debtors resulting from the influence of the Legal Representative for the class of future asbestos claimants and the Official Committee of Asbestos Claimants on the process of developing a plan and the tort estimation process, (iii) alleged connections between the asbestos plaintiffs’ interests, a Court appointed mediator, and the Debtors’ asbestos liability estimation firm, and (iv) other alleged improper conduct. Owens Corning, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants have each filed responsive pleadings to the motion. The USBC has continued further proceedings on the motion pending issuance of a final order on the motion (described in the preceding paragraph) requesting appointment of a Chapter 11 trustee.

The Debtors believe that the two motions described above are without merit and intend to continue to vigorously oppose them in appropriate proceedings.

The Plan of Reorganization

As described above, on December 31, 2005, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed the Plan and the related Disclosure Statement. The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K. In light of the Third Circuit’s reversal of the Substantive Consolidation Order described above, the current Plan is premised upon non-consolidation of the Debtors, including separate classification and treatment of the claims against and interests in each of the Debtors. In addition, as part of the Plan, Owens Corning intends to effect an internal restructuring in order to adopt a holding company structure. This internal restructuring is expected to be refined further as steps are taken to implement it. The USBC has set July 10, 17 and 18, 2006 as hearing dates on the confirmation of the Plan. At this time, Owens Corning is unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

The Plan currently provides that, after the payment of secured and priority claims, the residual distributable value of Owens Corning will generally be allocated ratably in the form of cash and new common stock to holders of allowed general unsecured claims against Owens Corning (other than holders of claims under the Pre-Petition Credit Facility, which will receive the treatment described below), including asbestos claimants, bondholders, trade creditors and other general unsecured creditors. The percentage recovery and value of the payments ultimately made under the Plan to each class of creditors will depend upon a number of factors. Those factors, which are described in detail in the Disclosure

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Statement, include, among other things, the value of the shares of new common stock and notes to be issued by Owens Corning, the amount of cash available for distribution, and the outcome of the voting on the Plan. As to Fibreboard, the Plan contemplates that the assets available to satisfy Fibreboard liabilities (which are primarily asbestos-related liabilities) will be limited to the assets of the Fibreboard Settlement Trust and certain other specified assets.

As described in greater detail in the Plan and Disclosure Statement, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid cash in an aggregate amount equal to the amount of their allowed claims plus post-petition interest on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility) under the Pre-Petition Credit Facility. If the holders of debt under the Pre-Petition Credit Facility are deemed to be impaired and the class of such holders rejects the Plan, then the holders of debt under the Pre-Petition Credit Facility will be paid cash and cash pay notes in an amount to be determined by the Bankruptcy Court. As previously disclosed, as of December 31, 2005, Owens Corning has recorded expenses of $735 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

As described above, the Plan (which is co-proposed by the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants) provides that Owens Corning asbestos claimants will receive a partial payment proportionately similar to other general unsecured creditors of Owens Corning. In order to estimate the amount of the current and future asbestos personal injury claims in the Chapter 11 Cases, a six-day claims estimation hearing was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s estimation ruling to the Third Circuit. Certain parties have filed briefs with respect to this appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled.

Under the Plan, a trust, which is intended to qualify under section 524(g) of the Bankruptcy Code (the “524(g) Trust”), will be created from which asbestos claimants will be paid. The Plan provides that a majority of the newly issued common stock of reorganized Owens Corning, as well as cash, the assets of the existing Fibreboard Settlement Trust (see Note 20 to the Consolidated Financial Statements) and specified other assets, will fund the 524(g) Trust. The 524(g) Trust will, through separate sub-accounts for Owens Corning and Fibreboard, assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan and will, through those separate sub-accounts, make payments to claimants in accordance with the trust distribution procedures included as part of the Plan. The Plan contemplates that the assets of the Fibreboard Settlement Trust and certain other specified assets will fund only the separate Fibreboard sub-account and, as a result, those amounts will not be available under the Plan to pay claims against Owens Corning. Conversely, only the assets in the Fibreboard sub-account will be available to pay claims against Fibreboard. In addition, the Plan provides for an injunction by the Bankruptcy Court pursuant to section 524(g) of the Bankruptcy Code that will enjoin actions against the reorganized Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on, or with respect to any asbestos claims which will be subject to the 524(g) Trust. Similar plans of reorganization have been confirmed in the Chapter 11 cases of other companies involved in asbestos-related litigation. Section 524(g) of the Bankruptcy Code provides that, if certain specified conditions are satisfied, a court may issue a permanent injunction barring the assertion of asbestos-related claims or demands against the reorganized company and channeling those claims to an independent trust.

As previously noted, the Plan currently contemplates that most classes of pre-petition unsecured creditors of Owens Corning will be impaired. Therefore, the Plan provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares.

In general, in light of the Third Circuit’s reversal of the Substantive Consolidation Order, intercompany claims are classified separately under the Plan but receive treatment similar to that of other unsecured claims. However, as described more fully in the Plan, holders of allowed intercompany claims do not receive distributions of new common stock and cash on account of such claims but, instead, are credited with value on account of such claims. In addition, the arrangements, transactions and relationships that gave rise to certain intercompany claims may be challenged by various parties in the Chapter 11 Cases and payments and other obligations in respect thereof may be restricted or modified by order of, or subject to review and approval by, the Bankruptcy Court. The outcome of such challenges and other actions, if any, may have an impact on the treatment of various claims under the Plan or any other plan ultimately confirmed and on the respective assets, liabilities and results of operations of Owens Corning and its direct and indirect subsidiaries.

Although they have not filed Chapter 11 Cases at the present time, Owens Corning reserves the right to initiate Chapter 11 proceedings on behalf of three subsidiaries, IPM, Inc., Vytec Corporation and Owens-Corning Fibreglas Sweden Inc., that issued guarantees with respect to the Pre-Petition Credit Facility, in the event Owens Corning deems it necessary to do so in order for such subsidiaries to be covered by the terms of the Plan. The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition Date. Differences between amounts recorded by the Debtors and claims filed by creditors will be investigated and resolved as part of the proceedings in the Chapter 11 Cases.

Any disagreements raised by creditors with the terms of the Plan are expected to be handled through negotiation or litigation as part of the confirmation process. Owens Corning is unable to predict the timing or outcome of such negotiation or litigation.

The Bankruptcy Court may confirm a plan of reorganization only upon making certain findings required by the Bankruptcy Code, and a plan may be confirmed over the dissent of non-accepting creditors and equity security holders if certain requirements of the Bankruptcy Code are met. In this respect, the Plan provides for certain “cramdown” provisions, whereby the Plan may be confirmed over the objections of one or more classes of unapproving creditors in the event that certain percentages in dollar amount and in number of specified classes of creditors accept the plan and vote in favor of it.

Bar Dates for Filing Claims

GENERAL BAR DATE

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Generally, any holder of a claim that was required to file a claim by the General Bar Date and did not do so will be barred from asserting such claim against any of the Debtors and will not participate in any distribution in any of the Chapter 11 Cases on account of such claim.

Approximately 25,000 proofs of claim (including late-filed claims), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. Owens Corning continues to investigate the filed claims to determine their validity. The Bankruptcy Court will ultimately determine liability amounts that will be allowed for claims in the Chapter 11 Cases.

In its review of the filed claims, Owens Corning identified approximately 16,000 claims, totaling approximately $8.6 billion, which it believed should be disallowed by the Bankruptcy Court, primarily because they appeared to be duplicate claims or claims that were not related to the indicated Debtor (the “Objectionable Claims”). Owens Corning filed omnibus objections to certain of these Objectionable Claims and likely will file additional objections. As of December 31, 2005, approximately 7,000 of the Objectionable Claims, totaling approximately $5.7 billion, had either been withdrawn by the claimants or disallowed by the Bankruptcy Court, and other of such claims had been reduced by the claimants by approximately $1.8 billion. While the Bankruptcy Court will ultimately determine liability amounts, if any, that will be allowed as part of the Chapter 11 Cases, Owens Corning believes that all or substantially all of the remaining Objectionable Claims will be disallowed.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

In addition to the Objectionable Claims described above, the remaining filed proofs of claim included approximately 9,000 claims, totaling approximately $8.0 billion. As of December 31, 2005, approximately 1,000 of these claims, totaling approximately $0.4 billion, had either been withdrawn by the claimants, disallowed by the Bankruptcy Court, or otherwise resolved, and other of such claims had been reduced by the claimants by approximately $0.3 billion. The remaining claims consist of:

-	Approximately 2,900 claims, totaling approximately $1.4 billion, associated with asbestos-related contribution, indemnity, reimbursement, or subrogation claims. Owens Corning will address all asbestos-related personal injury and wrongful death claims in the future as part of the Chapter 11 Cases. See Note 19 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

-	Approximately 100 claims, totaling approximately $0.6 billion, alleging asbestos-related property damage. Most of these claims were submitted with insufficient documentation to assess their validity. Owens Corning expects to vigorously defend any asserted asbestos-related property damage claims in the Bankruptcy Court. Based upon its historic experience in respect of asbestos-related property damage claims, Owens Corning does not anticipate significant liability from any such claims.

-	Approximately 5,000 claims, totaling approximately $5.3 billion, alleging rights to payment for financing, environmental, trade debt and other matters (the “General Claims”). The Company has recorded approximately $3.5 billion in liabilities for these claims. Based upon the claims information submitted, the General Claims with the largest variance from the recorded amounts are: claims by the United States Department of Treasury, totaling approximately $534 million, in connection with taxes (see discussion regarding the tax claims and related settlement under the heading “Tax Claim” in Note 19 to the Consolidated Financial Statements); a contingent claim for approximately $458 million by the Pension Benefit Guaranty Corporation, as described more fully under the heading “PBGC Claim” in Note 19 to the Consolidated Financial Statements; a $275 million class action claim involving alleged problems with a specialty roofing product (see discussion of this claim and pending settlement under the heading “Specialty Roofing Claim” in Note 19 to the Consolidated Financial Statements); environmental claims totaling approximately $109 million; and claims for contract rejections, totaling approximately $95 million, of which approximately $28 million are protective claims covering contracts which have not been rejected by the Debtors as of December 31, 2005.

Owens Corning has recorded liability amounts for those claims that can be reasonably estimated and which it believes are probable of being allowed by the Bankruptcy Court. At this time, it is impossible to reasonably estimate the value of all the claims that will ultimately be allowed by the Bankruptcy Court, due to the uncertainties of the Chapter 11 process, the in-progress state of Owens Corning’s investigation of submitted claims, and the lack of documentation submitted in support of many claims. Owens Corning continues to evaluate claims filed in the Chapter 11 Cases and will make such adjustments as may be appropriate. Any such adjustments could be material to the Company’s consolidated financial position and results of operations in any given period. For a discussion of liability amounts in respect of asbestos personal injury claims, see Note 19 to the Consolidated Financial Statements.

ASBESTOS BAR DATE

A bar date for filing proofs of claim against the Debtors with respect to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation) has not been set. On April 11, 2003, the Official Committee of Unsecured Creditors filed a motion seeking establishment of a bar date for such asbestos-related claims.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

On April 25, 2003, the District Court entered an order withdrawing the reference of the Chapter 11 Cases to the USBC with respect to such motion, and staying all proceedings on such motion pending further order of the District Court.

As indicated above, the General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Despite this, approximately 3,300 proofs of claim (in addition to claims described above under “General Bar Date”), totaling approximately $2.6 billion, with respect to asbestos-related personal injury or wrongful death were filed with the Bankruptcy Court in response to the General Bar Date. Of these claims, Owens Corning has identified approximately 1,200, totaling approximately $0.5 billion, as Objectionable Claims. Of the remaining claims, Owens Corning believes that a substantial majority represent claimants that had previously asserted asbestos-related claims against the Company.

As noted above, under the Plan, all asbestos-related personal injury and wrongful death claims will be channeled to the section 524(g) trust, subject to approval by the Bankruptcy Court. See Note 19 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

As described above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. The Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard. In addition, the Memorandum and Order did not address whether a bar date would be established for asbestos-related personal injury or wrongful death claims as to either Owens Corning or Fibreboard.

RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS)

2005 Credits

During 2005, due to new Ohio state tax legislation, the Company recorded a pretax credit in the Consolidated Statement of Income (Loss) under the caption “Other” of approximately $13 million representing the present value of the net operating losses that will be allowed to be taken as credits against a new gross receipts tax. The Company also renegotiated certain Asian debt resulting in a gain of $5 million related to the forgiveness of such debt which was recorded in the Consolidated Statement of Income (Loss) under the caption “Other”.

2004 Credits

During 2004, the Company recorded a pretax credit to cost of sales in the Consolidated Statement of Income of approximately $5 million, representing a gain realized on the sale of a manufacturing facility during the first quarter of 2004. The assets associated with this sale were previously written down when the facility was shutdown in 2002.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

2003 Charges

During 2003, the Company recorded $34 million in pretax charges, as the Company continued a comprehensive strategic review of its businesses in connection with the Chapter 11 proceedings and development of a plan or plans of reorganization. The $34 million pretax charge was comprised of $36 million of pretax other charges and a $2 million pretax restructure credit.

The $36 million in other pretax charges were recorded as a $23 million charge to cost of sales and a $13 million pretax charge in the Consolidated Statement of Income (Loss) under the caption “Other”. The $23 million charge to cost of sales includes a $28 million charge for the additional write-down of two groups of assets within building materials product categories to net realizable value based on valuations of the future cash flows of the assets using assumptions consistent with current market conditions, offset by a credit of $5 million to reduce the reserve for certain facility closure costs to the current estimate. The $13 million pretax charge consisted of a $15 million loss on the sale of the Company’s metal systems assets, offset by a $1 million gain on the sale of the Company’s mineral wool business and a $1 million credit for the revision of previous estimates of the costs associated with closures of non-strategic facilities.

The $2 million credit to restructure charges was recorded as a $2 million additional non-cash asset write-down of previously closed facilities and a $4 million credit as the result of the completion of previous restructure actions at a lower than estimated cost.

RENEGOTIATION OF WORLD HEADQUARTERS LEASE

During the second quarter of 2003, the Company completed actions to reduce the effective cost of occupying its World Headquarters facility, including (1) renegotiation of the lease structure of the facility, including extension of the lease term, reduction of the payments and modification of the end-of-term purchase option, resulting in a classification change from an operating lease to a capital lease, (2) purchase of certain bonds issued by the lessor (the “Bonds”) in connection with the initial financing of the facility, and (3) obtaining a legal right of offset, which allows the Company to apply interest and principal receipts due under the Bonds toward its lease liability. Classifying the lease as a capital lease resulted in (1) the recording of a lease liability of approximately $39 million, (2) the reduction of the previously recorded prepaid rent attributable to the original operating lease by approximately $45 million, and (3) the recording of building and equipment at a total value of approximately $84 million.

The Bonds, which had a par value at the purchase date of approximately $53 million, were purchased in exchange for cash payments totaling approximately $32 million. Such payments resulted in the Company reducing the lease liability by the $32 million. Also, as part of the agreement, the Company allowed the selling bondholders a claim in its Chapter 11 proceedings of approximately $21 million related to the discount on the purchase of the Bonds. The Company recorded a liability subject to compromise in its Consolidated Balance Sheet and a Chapter 11 related reorganization item in its Consolidated Statement of Income (Loss) related to this claim.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

LIQUIDITY, CAPITAL RESOURCES AND OTHER RELATED MATTERS

We ended 2005 with a cash balance of $1.559 billion, an increase of $434 million from December 31, 2004. The following table provides information regarding our liquidity.

	2005	2004	2003
	(In millions of dollars, except ratios)
Cash balance	$1,559	$1,125	$1,005
Cash flow from operations	$746	$449	295
Cash flow used in investing activities	$(283)	$(320)	(145)
Unused committed credit lines	$81	$113	167

Working capital analysis
Net working capital	$919	$1,177	$1,024
Current ratio	1.51	2.24	2.19
Days sales outstanding (a)	35	34	34
Days of inventory on hand (b)	44	44	42
Days payable outstanding (c)	37	35	29

(a)	Days sales outstanding is defined as receivables divided by average daily sales. Average daily sales is calculated by dividing annual sales by 365.
(b)	Days of inventory on hand is defined as FIFO inventory, divided by cost of sales divided by 365.
(c)	Days payable outstanding is defined as accounts payable, excluding subject to compromise, divided by cost of sales divided by 365.

The increase in cash flow from operations in 2005 compared to 2004 was primarily the result of improved income excluding non-cash charges for asbestos and interest and fees on pre-petition debt. Net working capital and the current ratio decreased to $919 million and 1.51, respectively, for 2005 primarily due to the accrual of $735 million of interest and fees with respect to the Pre-Petition Credit Facility. We were able to decrease our overall cash collection cycle (defined as days sales outstanding plus days of inventory on hand less days payable outstanding) to 42 days, from 43 days in 2004. Cash flow from operations on a comparable basis also reflects contributions of $49 million to the Company’s pension plans during 2005, compared to contributions of $231 million in 2004.

Although our spending on additions to plant and equipment increased to $288 million in 2005 from $232 million in 2004, overall investing activities consumed only $283 million in cash during 2005, compared to $320 million during 2004. The decrease in net cash used in investing activities during 2005 is primarily attributable to:

•	A decrease in the amount of cash invested in affiliates or used to acquire new entities in 2005 compared to 2004.

•	Larger proceeds from the sale of surplus assets during 2005 than 2004.

Total spending for capital and investments, including investments in affiliates net of cash acquired, was $302 million in 2005 and $328 million in 2004. Under expected market conditions, we anticipate that 2006 spending for capital investments will be approximately $350 million, substantially all of which is uncommitted. We expect these expenditures will be funded from the Company’s operations and existing cash on hand.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Financing activities resulted in a use of cash of $30 million in 2005 compared to $24 million in 2004. The use of cash in 2005 primarily relates to payments of $13 million to reduce outstanding debt in China, payments of $14 million to reduce debt in India partially offset by $7 million in new borrowings in India, and payments of approximately $6 million on short term debt in Asia. The cash usage in 2004 includes payments of $20 million to reduce outstanding debt in India.

At December 31, 2005, we had $2.952 billion of debt subject to compromise and $55 million of other debt. At December 31, 2004, we had $2.958 billion of debt subject to compromise and $80 million of other debt. Of the other debt amounts for 2005 and 2004, $7 million was in default as a consequence of the Filing and therefore classified as current on the Consolidated Balance Sheet.

The Company has significant liabilities related to pension plans for its employees. The Company contributed $49 million to the pension plans in 2005. The Company currently projects additional contributions in the range of $40 million to $60 million during 2006. The Company’s pension-related assets decreased to $471 million at December 31, 2005, from $499 million at December 31, 2004, primarily due to additional service costs, interest cost accrued and amortization of prior actuarial losses exceeding contributions to the pension plans and return on plan assets. The Company’s recorded long-term pension plan liability decreased to $684 million at December 31, 2005, from $731 million at December 31, 2004. The ultimate cash flow impact to the Company, if any, of the pension plan liability, and the timing of any such impact, will depend on numerous variables, including future changes in actuarial assumptions and market conditions.

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. Effective October 31, 2002, the DIP Financing was amended to, among other things, reduce the maximum available credit amount to $250 million and extend the scheduled expiration to November 15, 2004. Effective September 20, 2004, the DIP Financing was further amended by a Second Amendment which, among other things, extended the scheduled expiration to November 15, 2006. There were no borrowings outstanding under the DIP Financing at December 31, 2005; however, approximately $169 million of the availability under this credit facility was utilized as a result of the issuance of standby letters of credit and similar uses.

As a consequence of the Filing and the impact of certain provisions of the Company’s DIP Financing and in a cash management order entered by the Bankruptcy Court, the Company and its subsidiaries are now subject to certain restrictions, including on their ability to pay dividends and to transfer cash and other assets to each other and to affiliates.

The Company believes, based on information currently available to it, that its cash and cash equivalents, and cash available from operations, will provide sufficient liquidity to allow it to continue as a going concern for the foreseeable future. However, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtors and to meet obligations of the Non-Debtor Subsidiaries) and the appropriateness of using the going concern basis for its financial statements are dependent upon, among other things, (i) the Company’s ability to comply with the terms of any cash management order entered by the Bankruptcy Court in connection with the Chapter 11 Cases, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) the ability of the Non-Debtor Subsidiaries to obtain necessary financing, (v) confirmation of a plan or plans of reorganization under the Bankruptcy Code, and (vi) the Company’s ability to maintain profitability following such confirmation.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

OFF BALANCE SHEET ARRANGEMENTS

The Company enters into certain off balance sheet arrangements, as defined under Securities and Exchange Commission rules, in the ordinary course of business. These arrangements include securitization of accounts receivable and guarantees with respect to unconsolidated affiliates and other entities (see Notes 4, 10, and 23 to the Consolidated Financial Statements for further information regarding these arrangements). The Company does not believe these arrangements will have a material effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CONTRACTUAL OBLIGATIONS

In the ordinary course of business, the Company enters into contractual obligations to make payments to third parties. The Company’s known contractual obligations as of December 31, 2005 are as follows:

	Payments due by period
(in millions of dollars)	2006	2007	2008	2009	2010	2011 and Beyond	Total
Long-term debt obligations	$17	$19	$5	$—	$—	$—	$41
Capital lease obligations	3	3	3	3	1	5	18
Operating lease obligations	72	57	42	26	18	104	319
Purchase obligations*	228	97	82	26	15	26	474
Other long-term liabilities reflected in the Company’s Consolidated Balance Sheet	—	—	—	—	—	—	—

Total	$320	$176	$132	$55	$34	$135	$852

*	Purchase obligations include all take-or-pay arrangements, capital expenditures, and contractual commitments to purchase equipment. We did not include ordinary course of business purchase orders in this amount as the majority of such purchase orders may be canceled and are reflected in historical operating cash flow trends. We do not believe such purchase orders will adversely affect our liquidity position.

The contractual obligations above exclude obligations subject to compromise, post-petition interest on pre-petition debt and obligations to fund our employee benefit or pension plans. The Company currently projects contributions to our pension plans in the range of $40 million to $60 million during 2006.

CRITICAL ACCOUNTING POLICIES

The Company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments related to these assets, liabilities, revenues and expenses. Management bases its estimates and judgments on historical experience, expected future outcomes, and on various other factors that are believed to be reasonable under the circumstances, the

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

The Company’s Consolidated Financial Statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated historical financial statements.

The Company recognizes revenue when title and risk pass to the customer, generally when goods are shipped. Provisions for discounts and rebates to customers, returns, warranties and other adjustments are provided in the same period that the related sales are recorded.

Inventories are stated at lower of cost or market value. Inventory costs include material, labor and manufacturing overhead. Approximately half of our inventories are valued using the first-in, first-out (FIFO) method and the balance of inventories is generally valued using the last-in, first-out (LIFO) method.

The Company exercises judgment in evaluating tangible and intangible long-lived assets for impairment. This requires estimating useful lives, future operating cash flows and estimated fair value of the assets under review. Changes in management intentions, market conditions or operating performance could indicate that impairment charges might be necessary that would be material to the Company’s consolidated financial statements in any given period.

Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions, such as inflation, investment returns, mortality, turnover, medical costs and discount rates through a collaborative effort by management and outside advisors such as consultants, lawyers and actuaries. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements. Changes in assumptions used could result in a material impact to the Company’s consolidated financial statements in any given period.

Two key assumptions that have a significant impact on the measurement of pension liability and pension expense are the discount rate and expected return on plan assets. For the Company’s largest plan, the U.S. plan, the discount rate was derived by performing a bond matching exercise using a bond portfolio of non-callable bonds rated AA- or better. The bonds were selected so that the expected cash flows of the pension plan were reasonably matched by available coupons and maturities. In developing the hypothetical portfolio, the use of any specific issue was limited to 30% of the outstanding bonds available as of the measurement date, and the amount of the projected benefit obligation that could be matched by any one bond issue was limited to 20%. This bond matching exercise supported a discount rate of 5.80% for the pension plan’s October 31, 2005 measurement, a decrease from 5.85% in the previous year. The lower discount rate for 2005 reflects market interest rate conditions, which generally increased for short-term instruments and decreased for long-term instruments. A 25 basis point increase in the discount rate would decrease the U.S. pension projected benefit obligation by approximately $32 million and 2006 pension expense by approximately $2 million. A 25 basis point decrease in the discount rate would increase the benefit obligation by approximately $33 million and 2006 pension expense by approximately $2 million.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The discount rate for the Company’s U.S. postretirement plan was selected using the same method as described for the pension plan. The bond matching exercise supported a discount rate of 5.80% for the plan’s October 31, 2005 measurement, a decrease from 5.85% in the previous year. A 25 basis point increase in the discount rate would decrease the U.S. postretirement benefit obligation by approximately $7 million and 2006 postretirement benefit expense by a nominal amount. A 25 basis point decrease in the discount rate would increase the benefit obligation by approximately $9 million and 2006 postretirement benefit expense by a nominal amount.

The expected return on plan assets was derived by taking into consideration the current plan asset allocation, historical rates of return on those assets and projected future asset class returns. An asset return model was used to develop an expected range of returns on plan investments over a 20 year period, with the expected rate of return selected from a best estimate range within the total range of projected results. This process resulted in the selection of an expected return of 7.50% at the October 31, 2004 measurement date, which was used to determine 2005 pension expense. The expected rate of return used to determine pension expense in 2003 and 2004 was 8.00%. The decrease from 8.00% in 2003 and 2004 to 7.50% in 2005 was the result of a change in the asset allocation. At the October 31, 2005 measurement date, the calculation resulted in the selection of an expected return on plan assets of 7.50%, which is consistent with the prior year. This rate will be used to determine the Company’s 2006 pension expense. A 25 basis point increase (decrease) in return on plan assets assumption would result in a decrease (increase) of 2006 pension expense by $2 million.

The Company estimates a reserve for asbestos-related liabilities that have been asserted or are probable of assertion. The estimate of liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict, and such uncertainties significantly increased as a result of the Chapter 11 Cases. The Company will continue to review its asbestos reserve on a periodic basis and make such adjustments as may be appropriate. Any such adjustment could be material to the Company’s consolidated financial statements in any given period. Please see Note 19 to the Consolidated Financial Statements for further discussion.

The determination of the Company’s tax provision is complex due to operations in several tax jurisdictions outside the United States. In addition, realization of certain deferred tax assets is dependent upon our ability to generate future taxable income. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. With respect to the valuation allowance for deferred tax assets related to charges for asbestos-related liabilities, the amount of the valuation allowance was determined in part by assumptions relating to the expected enterprise value at the time of emergence from bankruptcy and other matters that will ultimately be resolved through the bankruptcy process. Changes in the plan of reorganization could result in a material increase or decrease in the valuation allowance. In addition, the Company maintains tax reserves to cover Internal Revenue Service (“IRS”) claims for income taxes and interest attributable to audits of open tax years. While the Company believes that the existing reserves are appropriate in light of the audit issues involved, its defenses, its prior experience in resolving audit issues, and its ability to realize certain challenged deductions in subsequent tax returns if the IRS were successful, there can be no assurance that such reserves will be

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

sufficient. The Company will continue to review its tax reserves on a periodic basis and make such adjustments as may be appropriate. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43 and clarifies accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement became effective for the Company as of January 1, 2006. The effect of adoption of this standard is not material.

In December 2004, the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment”. This statement eliminates the intrinsic value method as an allowed method for valuing stock options granted to employees. Under the intrinsic value method, compensation expense was generally not recognized for the issuance of stock options. The revised statement requires compensation expense to be recognized in exchange for the services received based on the fair value of the equity instruments on the grant-date. The Company adopted the provisions of this statement during 2005. The effect of adoption of this standard was not material as none of the Company’s previously issued stock-based awards were materially impacted. Additionally, the Company does not expect to issue stock-based compensation while it remains in Chapter 11 proceedings.

In March 2005, the Financial Accounting Standards Board issued Interpretation Number 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). This statement clarifies the meaning of the term “conditional asset retirement” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. The statement requires the accelerated recognition of certain asset retirement obligations when a fair value of such obligations can be estimated. This statement became effective for the Company in the fourth quarter of 2005. The effect of adoption of this standard was not material.

ENVIRONMENTAL MATTERS

The Company has been deemed by the United States Environmental Protection Agency (“EPA”) to be a Potentially Responsible Party (“PRP”) with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund). The Company has also been deemed a PRP under similar state or local laws. In other instances, other PRPs have brought suits against the Company as a PRP for contribution under such federal, state or local laws. At December 31, 2005, a total of 60 such PRP designations remained unresolved by the Company. In most cases, the Company is only one of many PRPs with potential liability for investigation and remediation at the applicable site. The Company is also involved with environmental investigation or remediation at a number of other sites at which it has not been designated a PRP.

The Company estimates a reserve in accordance with generally accepted accounting principles to reflect environmental liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. At December 31, 2005, the Company’s reserve for such liabilities was $13 million. In connection with the Filing, the Company initiated a program to identify and discharge contingent environmental liabilities as part of its plan or plans of reorganization. Under the program, the Company is seeking settlements, subject to approval of the Bankruptcy Court, with various federal, state, and local authorities, as well as private claimants. On July 23, 2003, the Bankruptcy Court approved one such settlement agreement with the United States resolving certain environmental liabilities with respect to the EPA. The Company will continue to review its environmental reserve in light of such program and make such adjustments as may be appropriate.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The 1990 Clean Air Act Amendments (“Act”) provide that the EPA will issue regulations on a number of air pollutants over a period of years. The EPA has issued final regulations for wool fiberglass and mineral wool, amino/phenolic resin manufacturing, wet formed fiberglass mat production, reinforced plastic composites production, and for asphalt roofing and processing. The Company anticipates that other relevant sources to be regulated in the near future include large burners and boilers. Based on information now known to the Company, including the nature and limited number of regulated materials Owens Corning emits, we do not expect the Act to have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “likely”, “may”, “plan”, “project”, “strategy”, “will”, and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Some of the important factors that may influence possible differences include:

•	competitive factors

•	pricing pressures

•	availability and cost of energy and materials

•	construction activity

•	interest rate movements

•	issues involving implementation of new business systems

•	achievement of expected cost reductions and/or productivity improvements

•	developments in and the outcome of the Chapter 11 proceedings described below

•	general economic and political conditions, including new legislation

•	overall global economic environment

•	foreign exchange fluctuations

•	the success of research and development activities

•	difficulties or delays in manufacturing

•	labor disputes

In addition to the list above, in connection with the Chapter 11 proceedings and the development of a plan or plans of reorganization, we anticipate that additional restructuring and similar charges, including asset impairment and wind-up costs, may be identified and recorded in future periods. Such charges could be material to the consolidated financial position and results of operations of the Company in any given period. In addition, Owens Corning notes that certain of our businesses are operated wholly or in part through subsidiary entities. To the extent that any restructuring or similar charges impact such subsidiary entities, the financial condition or results of operations of such subsidiary entities, and potentially other entities holding obligations of such subsidiary entities, may be adversely impacted, perhaps materially.